EIGHTH AMENDMENT TO FUND PARTICIPATION AGREEMENT

Equitable Financial Life Insurance Company, formerly known as AXA Equitable Life Insurance Company, a New York life insurance company, and Equitable Financial Life Insurance Company of America, formerly known as MONY Life Insurance Company of America, an Arizona stock life insurance company (collectively “Company”), Ivy Variable Insurance Portfolios (the “Fund”), a Delaware statutory trust and Ivy Distributors, Inc. (the “Distributor”), entered into a certain fund participation agreement dated October 23, 2009 , as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation

Agreement is entered into as of December 8, 2020, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties wish to add a new Separate Account to Schedule A of the Agreement. Schedule A is hereby deleted in its entirety and replaced with the attached Schedule A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

Equitable Financial Life Insurance Company, on behalf of itself and each Separate Account

By:
Print Name:	Kenneth Kozlowski
Title:	Managing Director
Date:	12/8/2020 | 5:00 PM EST

The Company:

Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account

By:
Print Name:	Kenneth Kozlowski
Title:	Senior Vice President
Date:	12/8/2020 | 5:00 PM EST

The Fund:
Ivy Variable Insurance Portfolios

By:
Print Name:	Philip J Sanders
Title:	CEO
Date:	12/15/2020

The Distributor:
Ivy Distributors, Inc.

By:
Print Name:	Amy J. Scupham
Title:	President
Date:	12/14/2020

SCHEDULE A

Equitable Financial Life Insurance Company

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Separate Account A	All Contracts

Separate Account FP	All Contracts

Separate Account I	All Contracts

Separate Account 45	All Contracts

Separate Account 49	All Contracts

Separate Account 65	All Contracts

Separate Account 66	All Contracts

Separate Account 70	All Contracts

Separate Account 206	All Contracts

Separate Account 301	All Contracts

Equitable Financial Life Insurance Company of America

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Equitable America Variable Account L	All Contracts

Equitable America Variable Account A	All Contracts

Equitable America Variable Account P	All Contracts

Equitable America Variable Account K	All Contracts

Equitable America Variable Account 70A	All Contracts

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